Exhibit 10.2

AMENDED AND RESTATED
ACTING CHIEF FINANCIAL OFFICER SERVICES AGREEMENT

This Amended and Restated Acting Chief Financial Officer Services Agreement (this "Agreement") is entered into as of May 21, 2026 (the "Effective Date"), by and between:

Genvor Incorporated, a Nevada corporation (the "Company"), with its principal place of business at 1550 W Horizon Ridge Pkwy, Ste R #3040 Henderson, NV 89012; and

Wave Financial Consulting LLC, a Texas limited liability company (the "Consultant"), with its principal place of business at 12708 Flora Manor Drive, La Marque Texas 77568-1146, acting through its principal, Donald Kalkofen (the "CFO").

The Company and Consultant are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, on May 18, 2026, the Parties entered into that certain Acting Chief Financial Officer Services Agreement, pursuant to which the Company engaged Consultant to provide dedicated acting chief financial officer services (the “Prior Agreement”); and

WHEREAS, the Parties now desire to amend and restate the Prior Agreement in order to modify certain terms and conditions of Consultant’s engagement thereunder; and

WHEREAS, this Agreement supersedes the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	ENGAGEMENT AND SERVICES
1.1	Engagement.

The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide dedicated acting Chief Financial Officer services through Donald Kalkofen, who shall serve as the Company's principal and dedicated financial officer for all purposes during the Term (as defined below) of this Agreement.

1.2	Key Person; No Substitution.

Donald Kalkofen is the key person upon whose specific expertise, judgment, and relationships the Company is relying in entering into this Agreement. The Services (as defined below) shall be performed solely and personally by Donald Kalkofen. Consultant shall have no right to delegate, subcontract, or otherwise cause any other individual or entity — whether employed by or affiliated with Consultant or otherwise — to perform any material portion of the Services without the prior written consent of the Company's Chief Executive Officer (“CEO”). For the avoidance of doubt, this provision is merely intended to ensure the Company receives the personal services of Donald Kalkofen and shall not be construed to limit Donald Kalkofen's use of administrative or clerical support in connection with the Services.

1.3	Scope of Services.

Consultant shall provide the services of Donald Kalkofen, acting as the Company's Acting CFO, which shall include, without limitation, the following (collectively, the "Services"):

(a)  Support the finance function as the Company plans to uplist on a US national market exchange.

(b)  Lead the preparation and maintenance of the Company's integrated financial plan and capital roadmap, ensuring that capital raising and uplisting objectives are translated into concrete budgets, targets, and timelines;

(c)   Support the building and maintenance of the Company's key financial models and projections that reflect the Company's operating projections, and prepare those models as support for capital markets materials prepared by the Company and its advisors;

(d)   Support the Controller and finance team in strengthening day-to-day financial operations, including period closes, reconciliations, internal controls, and documentation, to meet senior-exchange and audit requirements;

(e)  Oversee the preparation and accuracy of the Company's financial statements and related disclosures, coordinating directly with auditors to ensure the Company is audit-ready and able to withstand public-company scrutiny;

(f)    Lead cash flow and liquidity planning (short- and medium-term), including forecasts, sensitivities, and monitoring, so the Company can execute its plans, manage risk, and demonstrate disciplined use of capital;

(g) Help in the design and manage the Company's capitalization and equity structure, including the design of option and equity incentive programs that support financing activities and long-term hiring and retention goals;

(h)  Work with legal counsel and other professionals to implement equity incentive plans, establish the audit committee and related finance governance policies, and put in place internal finance structures required for a senior-exchange listed company;

(i)    Serve as the Company's finance lead for SEC and exchange-related matters, including providing financial inputs for filings, overseeing the financial sections, and coordinating responses to regulatory comments, in partnership with the Company's finance team, counsel, auditors, bankers, and other professional advisors; and

(j)  Perform such other internal finance leadership services as are reasonably expected of a public-company Chief Financial Officer in connection with the Company's capital raising and uplisting objectives, as may be mutually agreed upon by the Parties from time to time.

1.4	Time Commitment.

During the Term, Consultant shall dedicate an average of approximately twenty-five (25) to thirty (30) hours per week to the Services. Nothing in this Agreement is intended to prevent Consultant from providing services to other parties during the Term. If the role consistently and materially requires more time on an ongoing basis, the Parties agree to confer in good faith to revisit scope and compensation. Notwithstanding the foregoing, upon the occurrence of the successful listing of the Company's common stock on a U.S. national securities exchange, including without limitation the Nasdaq Capital Market, NYSE American, or the New York Stock Exchange (an "Uplisting Event"), the Parties agree to negotiate in good faith in accordance with Section 6 below to enter into a new agreement setting forth the terms and conditions of Consultant or CFO’s continued provision of service to the Company.

2.	TERM AND TERMINATION
2.1	Term.

This Agreement shall commence on the Effective Date and continue for a period of twelve (12) months (the "Initial Term"), unless earlier terminated pursuant to this Section 2. Upon expiration of the Initial Term, this Agreement may be extended for one or more additional periods (each, a "Renewal Term" and such Renewal Term(s), collectively, with the Initial Term, the “Term”) upon the mutual written agreement of the Parties, which agreement shall set forth the compensation, equity, and other material terms applicable to such Renewal Term. Neither Party shall have any obligation to extend this Agreement, and any Renewal Term shall be on terms mutually agreed at the time of extension. For the avoidance of doubt, all (A)  equity rights or deferred compensation obligations, and (B) indemnification protections arising during the Initial Term shall survive any expiration of this Agreement regardless of whether a Renewal Term is entered into.

2.2	Termination Without Cause.

Either Party may terminate this Agreement at any time upon thirty (30) days' prior written notice to the other Party.

2.3	Termination for Cause.

Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within ten (10) business days after receiving written notice specifying the breach in reasonable detail.

2.4	Effect of Termination.

(a)   Upon any termination, the Company shall promptly pay all accrued and unpaid Current Cash Compensation through the termination date.

(b)   Any accrued and unpaid Deferred Compensation (as defined in Section 3.2) as of the termination date shall remain a binding liability of the Company, payable as soon as reasonably practicable following the twelve (12)-month anniversary of the Effective Date in accordance with Section 3.2 below, regardless of the reason for termination.

(c)	The treatment of the Option Award upon termination shall be governed by the terms and conditions of the Option Agreement and the Plan (as such terms are defined in Section 4 below).

3.	COMPENSATION
3.1	Current Cash Compensation.

The Company shall pay Consultant Six Thousand Two Hundred Fifty Dollars ($6,250) per month (the "Current Cash Compensation"), payable on the 15th day of each month, commencing on the first payment date following the Effective Date.

3.2	Deferred Cash Compensation.

In addition to the Current Cash Compensation, the Company shall pay to Consultant deferred cash compensation in an amount equal to Seven Thousand Seven Hundred Fifty Dollars ($7,750) per month (the "Deferred Compensation"), for the period beginning on the Effective Date and ending on December 31, 2026 (the “Payment Date”). The aggregate Deferred Compensation shall remain a liability of the Company on its books until paid and shall become due and payable in a lump sum no later than the Payment Date. Notwithstanding the foregoing, if the Board of Directors of the Company (the “Board”) determines in good faith that the payment of the Deferred Compensation on the Payment Date would jeopardize the Company’s ability to continue as a going concern, the Company may defer payment of all or any portion of such Deferred Compensation until such time as the Board determines in good faith that payment thereof would no longer jeopardize the Company’s ability to continue as a going concern, but in no event shall such further deferral extend beyond the date that is twenty-four (24) months from the Effective Date (the “Outside Payment Date”). Any Deferred Compensation so deferred shall continue to accrue as a liability on the books and records of the Company and shall remain a binding obligation of the Company until paid in full, regardless of the duration of the Agreement or any extension thereof.

3.3	Interest on Overdue Amounts.

Any amount of Current Cash Compensation, Deferred Compensation, or other payment obligation of the Company under this Agreement that is not paid when due (including the payment of Deferred Compensation upon the Payment Date) shall accrue interest at a rate of six percent (6%) per annum (the "Default Rate"), calculated on the basis of a 365-day year, from the date such payment first became due until the date of actual payment in full. Such interest shall compound monthly and shall itself constitute a binding obligation of the Company. For the avoidance of doubt, the accrual of interest under this Section 3.3 shall not limit or replace any other remedy available to Consultant for the Company's failure to make timely payment.

3.4	Ongoing Cash Following Deferred Compensation Payment.

Commencing on January 1, 2027, the monthly Current Cash Compensation amount payable to Consultant for the duration of the Term (if any) shall be increased to Fourteen Thousand Dollars ($14,000), which shall be payable in accordance with Section 3.1.

3.5	Expense Reimbursement.

The Company shall reimburse Consultant for reasonable, pre-approved out-of-pocket expenses incurred in connection with the Services and in accordance with the Company’s expense policies in effect at such time, upon submission of appropriate supporting documentation, within fifteen (15) days of submission. Any reimbursement not paid within thirty (30) days of submission shall accrue interest at the Default Rate set forth in Section 3.3 from the date due until the date of actual payment.

4.	EQUITY COMPENSATION — NONQUALIFIED STOCK OPTIONS
4.1	Equity Plan and Option Grant.

As soon as reasonably practicable following the Effective Date (but no later than thirty (30) days thereafter), the Board shall approve an equity compensation plan (the “Plan”). Promptly following the approval of such Plan by the Board, the Company shall grant CFO an award of nonqualified stock options thereunder (the “Option Award”), subject to the terms and conditions of an Option Award Agreement in the form attached hereto as Exhibit A (the “Option Agreement”). The Option Award shall have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of such approval. Following Board approval of the Plan, the Board shall submit the Plan to the Company’s shareholders for approval by no later than the date of the next shareholder meeting immediately following the Effective Date. In the event that the Company does obtain the requisite approval of the Plan by the Company’s shareholders by no later than the date of the next shareholder meeting immediately following the date hereof, the Option Award shall be forfeited in its entirety for no consideration.

5.	REGISTRATION RIGHTS
5.1	Mandatory Registration; Plan Inclusion.

As soon as reasonably practicable after the Company becomes eligible to file a Registration Statement on Form S-8 (or any successor form) with the SEC on or after the date the Company's shareholders approve the Plan, the Company shall file such registration statement covering the shares of common stock issuable upon exercise of the Option Award granted hereunder, together with all other shares issuable under the Plan. The Option Award shall not be exercisable until such registration statement has been filed with the SEC, becomes effective. The Company’s obligation under this Section shall survive any expiration or termination of this Agreement and shall be binding on any successor entity.

6.	POST-UPLISTING COMPENSATION REVIEW

Following a successful Uplisting Event, the Parties agree to negotiate in good faith to align Consultant's compensation to a structure consistent with a public-company CFO, which may include a base salary, annual bonus opportunity, and ongoing equity awards, subject to Board approval. Neither Party shall be obligated to agree to any specific terms during such renegotiation.

7.	INDEPENDENT CONTRACTOR STATUS
7.1	Relationship of Parties.

Consultant is engaged as an independent contractor. Nothing in this Agreement shall be construed to create an employer-employee, partnership, joint venture, or agency relationship between the Company and Consultant or Donald Kalkofen individually.

7.2	No Employee Benefits.

Consultant shall not be entitled to any employee benefits, including health insurance, retirement plan contributions, workers' compensation, unemployment insurance, or paid time off.

7.3	Tax Obligations.

Consultant shall be solely responsible for all federal, state, and local taxes, including self-employment taxes, arising from payments received under this Agreement. The Company shall issue IRS Form 1099-NEC to Consultant for each applicable tax year.

7.4	No Authority to Bind.

Consultant shall have no authority to bind the Company to any contract, obligation, or liability without prior written authorization from the Company's Chief Executive Officer or Board, except in the ordinary course of the CFO's duties consistent with authority expressly delegated by the Board.

8.	CONFIDENTIALITY
8.1	Confidential Information.

Each Party (as "Receiving Party") acknowledges that it may receive confidential, proprietary, or non-public information of the other Party (as "Disclosing Party"), including financial data, business plans, capital markets strategies, investor information, non-public securities information, and trade secrets (collectively, "Confidential Information").

8.2	Obligations.

Each Receiving Party shall: (a) hold all Confidential Information in strict confidence using at least the same degree of care it uses to protect its own confidential information, but no less than reasonable care; (b) use Confidential Information solely for the purposes of this Agreement; and (c) not disclose Confidential Information to any third party without the Disclosing Party's prior written consent, except to advisors, attorneys, and accountants bound by equivalent confidentiality obligations.

8.3	Exclusions.

Confidential Information does not include information that: (a) is or becomes publicly available through no breach of this Agreement; (b) was rightfully known to the Receiving Party prior to disclosure; (c) is rightfully received from a third party without restriction; or (d) is required to be disclosed by applicable law, regulation, or court order, provided the Receiving Party gives prompt prior written notice to the Disclosing Party to the extent permitted by law.

8.4	Return of Materials.

Upon termination, each Party shall promptly return or destroy all Confidential Information of the other Party in its possession, upon written request.

8.5	Survival.

This Section 8 shall survive termination or expiration of this Agreement for three (3) years.

9.	WORK PRODUCT AND INTELLECTUAL PROPERTY
9.1	Ownership.

All work product, deliverables, reports, financial models, and materials created by Consultant specifically for the Company under this Agreement ("Work Product") shall be the sole and exclusive property of the Company, and Consultant hereby assigns to the Company all right, title, and interest therein.

9.2	Retained Rights.

Consultant retains all rights to general methodologies, know-how, processes, and frameworks developed prior to or independently of this Agreement, provided such use does not incorporate or disclose the Company's Confidential Information.

10.	INDEMNIFICATION
10.1	Indemnification of Consultant by Company — Employee-Equivalent Standard.

The Company shall indemnify, defend, and hold harmless Consultant and Donald Kalkofen (the "Consultant Indemnified Parties") from and against any and all claims, demands, suits, proceedings, damages, losses, liabilities, costs, and reasonable attorneys' fees ("Losses") arising out of or relating to Donald Kalkofen's performance of the Services under this Agreement, to the fullest extent that the Company would be required or permitted to indemnify a full-time, internal Chief Financial Officer who is an employee of the Company, and to the fullest extent permitted by Nevada law.

The standard of care applicable to Donald Kalkofen's conduct for purposes of this indemnification shall be no greater than the standard that would apply to an employee CFO of the Company acting in good faith and in a manner he reasonably believes to be in the best interests of the Company. Accordingly, Donald Kalkofen's liability exposure under this Agreement shall not exceed, in scope or standard, what a similarly situated internal employee CFO would bear under applicable law and the Company's governing documents.

Without limiting the foregoing, the Company's indemnification obligation shall specifically cover:

(a)  any decision, action, or omission that Donald Kalkofen is directed or required to implement by the Board or senior management in his capacity as Acting CFO;

(b)   any claim by a third party (including investors, regulators, or governmental authorities) arising from the Company's financial statements, public filings, or disclosures, to the extent prepared in reliance on information provided to Consultant by the Company and not materially and unilaterally altered by Consultant without Company knowledge and approval;

(c)  any breach by the Company of its representations, warranties, or obligations under this Agreement; and

(d)  any failure by the Company to maintain adequate directors' and officers' liability insurance as described in

Section 10.3.

The Company shall not be obligated to indemnify the Consultant Indemnified Parties for Losses arising primarily from Donald Kalkofen's own actual fraud, criminal conduct, or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. For the avoidance of doubt, mere negligence, errors of judgment, or decisions made in good faith that prove to be incorrect shall not constitute grounds for denial of indemnification.

10.2	Limitation of Consultant Liability.

Consistent with the intent of this Agreement to treat Donald Kalkofen’s liability exposure no greater than that of an internal employee CFO, Consultant shall have no obligation to indemnify, defend, or hold harmless the Company for any act or omission in the performance of the Services.

10.3	Directors’ and Officers’ Insurance.

The Company shall obtain and maintain, throughout the Term of this Agreement and for a tail period of not less than three (3) years following the termination or expiration of this Agreement, directors' and officers' liability insurance ("D&O Insurance") that expressly names and covers Donald Kalkofen in his capacity as Acting CFO on terms no less favorable than those provided to the Company's other senior officers or directors. The D&O Insurance shall be in a coverage amount consistent with the Company's size and development stage but in no event less than an amount adequate to provide meaningful protection for the scope of Donald Kalkofen's role. The Company shall provide Consultant with a certificate of insurance confirming such coverage within fifteen (15) days of the Effective Date and promptly following each renewal. The Company's obligation to maintain D&O Insurance and its indemnification obligation under Section 10.1 are independent; the Company's indemnification obligation under Section 10.1 is not contingent on the availability, adequacy, or exhaustion of such insurance.

10.4	Indemnification Procedure.

The Indemnified Party shall: (a) promptly notify the Indemnifying Party in writing of any claim; (b) cooperate reasonably in the defense of such claim; and (c) not settle or compromise any claim without the Indemnifying Party's prior written consent, not to be unreasonably withheld. Failure to provide prompt notice shall not relieve the Indemnifying Party of its obligations except to the extent materially prejudiced. The Indemnifying Party shall have the right to assume the defense of any claim for which it has an indemnification obligation hereunder with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in such defense at its own expense and with counsel of its own choosing.

10.5	Advancement of Expenses.

The Company shall advance reasonable legal fees and expenses incurred by the Consultant Indemnified Parties in connection with any claim, investigation, or proceeding covered by Section

10.1 promptly upon written request and submission of reasonable documentation, subject to Consultant's undertaking to repay such advances if it is ultimately determined by a final, non-appealable judgment that Consultant is not entitled to indemnification hereunder.

10.6	Survival.

The indemnification obligations in this Section 10 shall survive termination or expiration of this Agreement indefinitely with respect to claims arising during the Term.

11.	REPRESENTATIONS AND WARRANTIES
11.1	Mutual Representations.

Each Party represents and warrants that: (a) it has full legal authority to enter into this Agreement;

(b) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (c) entry into this Agreement does not violate any other agreement to which it is a party.

11.2	Company Representations.

The Company further represents and warrants that: (a) it is a corporation duly organized and validly existing under the laws of the State of Nevada; (b) its Board has approved or will approve this Agreement and the grant of the Options described herein; and (c) all information provided to Consultant regarding the Company's financial condition, public filings, and capital structure is accurate and complete in all material respects to the best of the Company's knowledge as of the Effective Date.

11.3	Consultant Representations.

Consultant further represents and warrants that: (a) Wave Financial Consulting LLC is duly organized and validly existing under the laws of the State of Texas; (b) Donald Kalkofen has the requisite expertise and experience to perform the Services; and (c) the performance of the Services will not violate any non-compete, non-solicitation, confidentiality, or other agreement to which Consultant or Donald Kalkofen is a party.

12.	GENERAL PROVISIONS
12.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

12.2	Dispute Resolution.

Any dispute arising out of or relating to this Agreement shall first be subject to good-faith negotiation between the Parties' senior representatives for thirty (30) days following written notice of the dispute. If not resolved through negotiation, the dispute shall be submitted to binding arbitration administered by JAMS in Clark County, Nevada, under JAMS' then-current arbitration rules, before a single arbitrator mutually agreed upon by the Parties. The arbitrator's award shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding the foregoing, either Party may seek injunctive or other equitable relief in any court of competent jurisdiction to prevent irreparable harm pending arbitration.

12.3	Force Majeure.

Neither Party shall be liable to the other for any failure or delay in the performance of its obligations under this Agreement (other than the Company's payment obligations, which shall not be excused by any Force Majeure Event) to the extent such failure or delay is caused by an event beyond the reasonable control of the affected Party, including without limitation acts of God, fire, flood, earthquake, hurricane, or other natural disaster; war, invasion, terrorism, or acts of foreign enemies; government-mandated shutdowns, sanctions, or embargoes; pandemic or epidemic declared by a recognized governmental or public health authority; or catastrophic failure of telecommunications or internet infrastructure not caused by the affected Party's own negligence (each, a "Force Majeure Event"). For the avoidance of doubt, general economic downturns, market disruptions, difficulty raising capital, or the Company's financial difficulties shall not constitute a Force Majeure Event, and shall not excuse the Company's obligations to make any payment of Current Cash Compensation, Deferred Compensation, interest, or expense reimbursement under this Agreement.

The Party claiming a Force Majeure Event shall: (a) notify the other Party in writing within five (5) business days of the occurrence of such event; (b) provide reasonably detailed information regarding the nature and expected duration of the Force Majeure Event; and (c) use commercially reasonable efforts to mitigate the impact of and overcome such Force Majeure Event as promptly as practicable. If a Force Majeure Event prevents Consultant from performing material portions of the Services for a continuous period exceeding sixty (60) days, either Party may terminate this Agreement upon thirty (30) days' written notice; provided that such termination shall be treated as a Termination Without Cause under Section 2.2 for all purposes, including with respect to equity compensation and deferred compensation obligations.

12.4	Entire Agreement.

This Agreement, together with any Option Agreement executed pursuant hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, and agreements, whether written or oral.

12.5	Amendments.

This Agreement may not be further amended or modified except by a written instrument signed by authorized representatives of both Parties.

12.6	Waiver.

No failure or delay by either Party in exercising any right shall constitute a waiver thereof. A waiver of any single breach shall not be deemed a waiver of any subsequent or different breach.

12.7	Severability.

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to make it enforceable.

12.8	Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original. Electronic and digital signatures shall be deemed valid and binding to the same extent as original signatures.

12.9	Notices.

All notices shall be in writing and deemed given upon: (a) personal delivery; (b) delivery by overnight courier with tracking; or (c) email with written confirmation of receipt, addressed to the Parties at the addresses set forth on the signature page, or such other address as a Party designates in writing.

12.10	No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the Parties and their respective permitted successors and assigns. Nothing herein shall confer any rights or remedies upon any third party.

12.11	Assignment.

Consultant may not assign this Agreement without the Company's prior written consent. The Company may assign this Agreement in connection with a merger, acquisition, or sale of all or substantially all of its assets, provided the assignee assumes all of the Company's obligations hereunder in writing, and provided further that such assignment shall not reduce or impair any of Consultant's rights with respect to compensation or equity hereunder.

12.12	Headings.

Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

12.13	Code Section 409A.

The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

A termination of Consultant’s provision of service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service.”

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Consultant’s taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Acting Chief Financial Officer Services Agreement as of the Effective Date first written above.

GENVOR INCORPORATED

a Nevada corporation

Signature: /s/ Chad Pawlak

Name: Chad Pawlak

Title: Chief Executive Officer

Address: 1550 W Horizon Ridge Pkwy, Ste R #3040Henderson, NV 89012Email: Chad@genvor.com

Date: May 21, 2026

WAVE FINANCIAL CONSULTING LLC

a Texas limited liability company

Signature: /s/ Donald Kalkofen

Name: Donald Kalkofen

Title: Principal / Managing Member

Address: 12708 Flora Manor Drive, La Marque Texas 77568-1146 Email: donald.kalkofen@gmail.com

Date: May 21, 2026

ACKNOWLEDGED AND AGREED as to Section 4 (Equity Compensation — Nonqualified Stock Options) and Section 5 (Registration Rights), individually:

Signature: /s/ Donald Kalkofen

Donald Kalkofen, Individually

Date: May 21, 2026

— END OF AGREEMENT —

EXHIBIT A

[Form of Option Agreement]